Exhibit 1

Recent Developments Update dated April 30, 2013

The information included in this Exhibit 1 replaces and/or supplements the information about the Republic of Italy that is contained in Exhibit 1 to the Republic of Italy’s annual report on Form 18-K, for the fiscal year ended December 31, 2011 (as filed with the Securities and Exchange Commission on December 21, 2012 and amended on Form 18-K/A on January 28, 2013 and April 9, 2013). To the extent that the information included in this Exhibit 1 differs from the information set forth in the annual report, you should rely on the information in this Exhibit 1.

The section “SUMMARY INFORMATION—Public Finance” on page 1 of the Annual Report is hereby amended to add the following new paragraph on page 1 of the Annual Report:

As set out in the 2013 Economic and Financial Document, Italy’s deficit-to GDP ratio was 3.0 per cent in 2012 and its debt-to-GDP ratio gross of euro area financial support was 127.0 per cent in 2012. Italy currently forecasts (i) its deficit-to GDP ratio to be 2.9 per cent in 2013, 1.8 per cent in 2014, 1.5 per cent in 2015, 0.9 per cent in 2016 and 0.4 per cent in 2017 and (ii) its debt-to-GDP ratio gross of euro area financial support to be 130.4 per cent in 2013, 129.0 per cent in 2014, 125.5 per cent in 2015, 121.4 per cent in 2016 and 117.3 per cent in 2017.

The section “SUMMARY INFORMATION—The Italian Political System” on page 2 of the Annual Report as subsequently amended by Amendment No. 1 and Amendment No. 2 to the Annual Report is hereby further amended to add the following new paragraph on page 2 of the Annual Report:

On April 20, 2013, the Parliament re-elected Mr. Giorgio Napolitano to a second term as President of the Republic. On April 24, 2013, President Napolitano appointed Mr. Enrico Letta to form a new government and Mr. Letta was sworn in as Prime Minister on April 28, 2013. The new government is composed of members from and supported by the center-left coalition, the center-right coalition and the center coalition. On April 29 and 30, 2013, Prime Minister Letta’s government received the confidence vote of the Parliament.

The section “MONETARY SYSTEM—Monetary Policy—ECB Interest Rates” on pages 26 of the Annual Report is hereby by amended by adding the following sentence to the end of the last paragraph of the subsection on page 26 of the Annual Report:

The Governing Council confirmed these rates in each of its monetary policy decisions from December 2012 to April 2013.

The section “THE EXTERNAL SECTOR OF THE ECONOMY—Reserves and Exchange Rates” on page 35 40 of the Annual Report is hereby amended by replacing the tables “US Dollar/Euro Exchange Rate” and “Euro Exchange Rates” in their entirety with the following tables on page 40 of the Annual Report:

US Dollar/Euro Exchange Rate

Period	Period End	Yearly Average Rate(1)	High	Low
	(U.S.$ per €1.00)
1999	1.0046	1.0588	1.1789	1.0015
2000	0.9305	0.9194	1.0388	0.8252
2001	0.8813	0.8917	0.9545	0.8384
2002	1.0487	0.9511	1.0487	0.8578
2003	1.2630	1.1418	1.2630	1.0377
2004	1.3621	1.2462	1.3633	1.1802
2005	1.1797	1.2490	1.3507	1.1667
2006	1.317	1.2630	1.3331	1.1826
2007	1.4721	1.3797	1.4874	1.2893
2008	1.3917	1.4726	1.599	1.246
2009	1.4406	1.3963	1.5074	1.2591
2010	1.3362	1.3207	1.4563	1.1942
2011	1.2939	1.3920	1.4882	1.2889
2012	1.3194	1.2848	1.3453	1.2088

(1)	Average of the reference rates for the last business day of each month in the period.

Source: European Central Bank.

Euro Exchange Rates

	Yearly Average Rate(1) per €1.00
	2007	2008	2009	2010	2011	2012
Japanese Yen	162.11	151.53	130.63	115.26	110.96	102.49
British Pound	0.6873	0.8026	0.8810	0.8560	0.86788	0.81087
Swiss Franc	1.6459	1.5786	1.5076	1.3700	1.2326	1.2053
Norwegian Kroner	8.0075	8.2858	8.6892	8.0034	7.7934	7.4751
Czech Koruna	27.733	25.039	26.495	25.263	24.590	25.149

(1)	Average of the reference rates for the last business day of each month in the period.

Source: European Central Bank.

The section “PUBLIC FINANCE” on page 49 of the Annual Report is hereby amended by adding a new subsection entitled “The 2013 Economic and Financial Document” after the end of the subsection “The EU Council’s policy recommendations to Italy for the period 2012-2013” and before the subsection “Revenues and Expenditures” on page 49 of the Annual Report as set out below:

The 2013 Economic and Financial Document

In April 2013, Italy submitted to the EU its 2013 Economic and Financial Document, which included the 2013 Stability Programme and the 2013 National Reform Programme.

The 2013 Stability Programme. The 2013 Stability Programme confirmed Italy’s commitment reach a balanced budget in structural terms in 2013 and to reduce the public debt by increasing the primary surplus. The table below presents the main public finance objectives included in the 2013 Stability Programme.

Public Finance Objectives (in % of GDP)

2013 Stability Programme	2011	2012	2013	2014	2015	2016	2017
Net Borrowing	(3.8)	(3.0)	(2.9)	(1.8)	(1.5)	(0.9)	(0.4)
Net Structural Borrowing	(3.5)	(1.2)	0.0	0.4	0.0	0.0	0.0
Structural Change	(0.2)	(2.3)	(1.1)	(0.4)	0.4	0.0	0.0
Public Debt, gross of euro area financial support	120.8	127.0	130.4	129.0	125.5	121.4	117.3
Public Debt, net of euro area financial support	120.0	124.3	126.9	125.2	121.8	117.8	113.8
Primary Balance	1.2	2.5	2.4	3.8	4.3	5.1	5.7

Source: Ministry of Economy and Finance.

The table below sets out the macroeconomic forecasts prepared by the Republic of Italy through 2017 in connection with the 2013 Stability Programme.

Macroeconomic Forecasts (in %)

2013 Stability Programme	2012	2013	2014	2015	2016	2017
Real GDP	(2.4)	(1.3)	1.3	1.5	1.3	1.4
Nominal GDP	(0.8)	0.5	3.2	3.3	3.2	3.2
Private consumption	(4.3)	(1.7)	1.4	1.1	1.1	1.2
Public consumption	(2.9)	(1.7)	(0.4)	0.7	0.3	0.1
Gross fixed investment	(8.0)	(2.6)	4.1	3.2	2.6	2.4
Inventories (% of GDP)	(0.6)	(0.1)	0.1	0.1	0.0	0.0
Exports of goods and services	2.3	2.2	3.3	4.1	4.0	3.9
Imports of goods and services	(7.7)	(0.3)	4.7	4.4	4.1	3.8
Domestic demand	(4.8)	(1.9)	1.4	1.3	1.2	1.2
Change in inventories	(0.6)	(0.1)	0.1	0.1	0.0	0.0
Net exports	3.0	0.7	(0.2)	0.1	0.1	0.1

Source: Ministry of Economy and Finance.

The 2013 National Reform Programme. As part of the 2013 National Reform Programme, the Government identified nine policy areas where structural reform is necessary and as well as the measures that have been taken in order to achieve the objectives of Euro 2020. These areas are (i) Containment of Public Expenditure, (ii) Administrative Efficiency, (iii) Infrastructure and Development, (iv) Product Market, Competition and Administrative Efficiency, (v) Labor and Pensions, (vi) Innovation and Human Capital, (vii) Support to Businesses, (viii) Energy and Environment and (ix) Financial System.

The table below shows the impact of the measures contained in the 2013 National Reform Programme in terms of expenditure cuts/additions or revenue decreases/additions for each of the nine policy areas described above for the years 2012 to 2017.

Financial Impact of the 2013 National Reform Programme

2013 National Reform Programme	2012	2013	2014	2015	2016	2017
	(€ in millions)
Containment of Public Expenditure
Additional revenues	30.0	1,917.7	2,250.9	2,325.9	1,988.2	1,988.2
Decrease in revenues	0.0	562.4	586.4	568.4	568.4	562.4
Expenditure cuts	0.0	7,391.3	7,906.1	8,098.1	7,135.8	7,100.8
Additional expenditure	0.0	588.0	0.0	0.0	0.0	0.0

Administrative Efficiency
Additional expenditure	0.0	10.0	0.0	0.0	0.0	0.0

Infrastructure and Development
Decrease in revenues	4.2	4.2	4.2	4.2	4.2	4.2
Additional expenditure	70.0	320.0	70.0	70.0	70.0	70.0

Product Market, Competition and Administrative Efficiency
Decrease in revenues	0.0	8.8	8.1	8.8	8.8	8.8

Labor and Pensions
Additional revenues	0.0	988.0	1,554.0	1,800.0	1,800.0	1,400.0
Decrease in revenues	0.0	940.8	1,349.1	1,205.7	0.0	0.0
Additional expenditure	0.0	3492.0	4,266.0	3,877.0	3,831.0	3,422.0

Innovation and Human Capital
Additional expenditure	0.0	278.6	169.4	109.4	108.1	108.1

Support to Businesses
Additional revenues	0.0	0.0	0.0	32.8	0.0	28.4
Decrease in revenues	0.0	77.3	149.5	120.7	120.7	111.6
Additional expenditure	0.0	667.3	453.0	506.9	496.7	496.7

Energy and Environment
Additional expenditure	0.0	0.2	5.2	10.2	10.0	10.0

Financial System
Decrease in revenues	0.0	10.8	7.9	9.4	11.0	12.6
Additional expenditure	0.0	1,617.0	0.0	0.0	0.0	0.0

Source: Ministry of Economy and Finance

The following table compares the main finance indicators included in the 2012 Stability Programme and the 2013 Stability Programme.

Main Finance Indicators - 2012 Stability Programme v. 2013 Stability Programme

	2012	2013	2014	2015
GDP growth rate
2012 Stability Programme	(1.2)	0.5	1.0	1.2
2013 Stability Programme	(2.4)	(1.3)	1.3	1.5

Difference	(1.2)	(1.8)	0.3	0.3

Net Borrowing, as a % of GDP
2012 Stability Programme	(1.7)	(0.5)	(0.1)	0.0
2013 Stability Programme	(3.0)	(2.9)	(1.8)	(1.5)

Difference	(1.3)	(2.4)	(1.7)	(1.5)

Public Debt, as a % of GDP
2012 Stability Programme	123.4	121.5	118.2	114.4
2013 Stability Programme, gross of euro area financial support	127.0	130.4	129.0	125.5

Difference	3.6	8.9	10.8	11.1

Source: Ministry of Economy and Finance.

The section “PUBLIC DEBT—General” on page 54 of the Annual Report is hereby updated by adding the data for the year ended December 31, 2012 that is available to update the table entitled “Total Public Debt(*)” on page 54 of the Annual Report as set out below:

Total Public Debt(*)

December 31,
2012
Debt incurred by the Treasury:
Internal bonds:
Short term bonds (BOT)(1)	151,118.97
Medium- and long-term bonds (initially incurred or issued in Italy)	1,427,338.09

Total internal bonds	1,578,457.06

Total external bonds (initially incurred or issued outside Italy)(2)	60,266.94

Total Treasury Issues	1,638,724.00

Debt represented by postal savings and treasury accounts and incurred by other governmental entities:	349,934

Total public debt	1,988,658

as a percentage of GDP	127.0
Liquidity buffer(3)	-33,603

Total public debt net of liquidity buffer	1,955,055

(*)	Figures in this table have not been restated and therefore are not comparable to the figures in the table entitled “Selected Public Finance Indicators” in “Public Finance”.
(1)	BOTs (Buoni Ordinari del Tesoro) are short-term, zero-coupon notes with a maturity of three, six or twelve months.
(2)	Italy ordinarily enters into currency swap agreements for hedging purposes. The total amount of external bonds shown above takes into account the effect of these arrangements.
(3)	The line item “Liquidity buffer” includes all the funds of the Treasury deposited with the Bank of Italy, including the sinking fund, funded by privatization proceeds. For additional information on the “Liquidity Buffer”, see “Monetary System—Monetary Policy”.

Source: Ministry of Economy and Finance.

The section “PUBLIC DEBT—General—Discussion of debt-to-GDP ratio” on pages 54 through 55 of the Annual Report is hereby updated by adding the following paragraph after the fourth paragraph on page 55 of the Annual Report.

In 2012, Italy’s debt-to-GDP was 127.0 per cent, compared to 120.8 per cent in 2011. The increase reflected the decrease in nominal GDP and the increase in total public debt in 2012. For additional information on the drivers of the decrease in GDP growth, see “Italian Economy—Update for the fiscal year ended December 31, 2012”.

The section “PUBLIC DEBT—General—Discussion of debt-to-GDP ratio” on pages 54 through 55 of the Annual Report is hereby updated by adding data and information relating to the Government’s latest forecasts of the debt-to-GDP ratio, which are included in the 2013 Economic and Financial Document, as set out below:

The Government’s latest forecasts of the debt-to-GDP ratio are included in the 2013 Economic and Financial Document. The table below shows the Government’s forecasts of the debt-to-GDP ratio for the period 2013-2017. For additional information on the Government’s forecasts of the debt-to-GDP ratio, see “Public Finance—The 2013 Economic and Financial Document”.

Forecasted Debt-to-GDP Ratios

2013 Economic and Financial Document	2013	2014	2015	2016	2017
Public Debt, gross of euro area financial support	130.4	129.0	125.5	121.4	117.3
Public Debt, net of euro area financial support	126.9	125.2	121.8	117.8	113.8

Source: Ministry of Economy and Finance.

The section “PUBLIC DEBT—General—Public Debt Management” is hereby updated by adding data for the year ended December 31, 2012 to the table entitled “Breakdown of Total Outstanding Government Bonds (in %)” and by replacing the paragraph immediately preceding the table entitled “Breakdown of Total Outstanding Government Bonds (in %)” on page 55 of the Annual Report with the following introductory paragraph on page 55 of the Annual Report:

The table below presents the percentage of total outstanding Government bonds represented by fixed rate securities, the securities indexed to the euro area inflation rate (BTP€i) and floating rate securities as at December 31, 2010, 2011 and 2012.

Breakdown of Total Outstanding Government Bonds (in %)

December 31,
2012
Fixed rate securities	77.63
Securities indexed to the euro area inflation rate (BTP€i)	10.01
Floating rate securities	12.36

Total Outstanding Government Bonds	100

Source: Ministry of Economy and Finance.

The section “PUBLIC DEBT—General— Summary of Internal Debt” is hereby updated by adding the data for the year ended December 31, 2012 that is available to update the table entitled “Internal Public Debt” and the paragraph immediately preceding it on pages 56 through 57 of the Annual Report as set out below:

Italy’s total internal public debt as at December 31, 2012 was €1,578,457.06 million, a decrease of €254,198.94 million from December 31, 2011.

Internal Public Debt

December 31,
2012
(€ in millions)
Debt incurred by the Treasury:
Short-Term Bonds (BOT)(1)	151,118.97
Medium- and Long-Term Bonds
CTZ(2)	61,311.93
CCT(3)	122,590.21
BTP(4)	1,094,496.32
BTP€i(5)	121,828.70
BTPItalia(6)	27,110.93

Total Medium- and Long-Term Bonds	1,427,338.09

Total internal public debt	1,578,457.06

(1)	BOTs (Buoni Ordinari del Tesoro) are short-term, zero-coupon notes with a maturity of three, six or twelve months.
(2)	CTZs (Certificati del Tesoro Zero-Coupon), introduced in 1995, are zero-coupon notes with maturities of eighteen or twenty-four months.
(3)	CCTs (Certificati di Credito del Tesoro) are medium- and long-term notes at a variable interest rate with a semiannual coupon.
(4)	BTPs (Buoni del Tesoro Poliennali) are medium- and long-term notes that pay a fixed rate of interest, with a semiannual coupon.
(5)	BTP€i (inflation-linked BTPs) are medium- and long-term notes with a semiannual coupon. Both the principal amount under the notes and the coupon are indexed to the euro-zone harmonized index of consumer prices, excluding tobacco.
(6)	BTPItalia (Italian inflation-linked BTPs) are medium- and long-term notes with a semiannual coupon. Both the principal amount under the notes and the coupon are indexed to the Italian inflation rate, excluding tobacco. These notes were first issued by the Treasury in March 2012.

Source: Ministry of Economy and Finance.